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EXHIBIT 11 - S-K Item 601 (b) (11)
                               KYSOR INDUSTRIAL CORPORATION AND SUBSIDIARIES
                              COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
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                                                                        Six Months
                                                                          Ended
                                                                        June 30,
                                                                     1996        1995
                                                                     ----        ----
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PRIMARY EARNINGS PER SHARE CALCULATION
Net Income                                                     $9,165,322  $7,942,079
Less dividends on preferred stock                                 773,364     783,785
Plus tax benefit from preferred dividends                         293,000     297,000
                                                               ----------  ----------
Earnings (Loss) applicable to common stock                      8,684,958   7,455,294
                                                               ==========  ==========

Weighted average common shares outstanding                      5,651,070   5,538,421
Dilutive effect assuming excercise of certain stock
 options applying the treasury stock method based
 on year to date average price                                    388,181     373,208
                                                                 --------    --------
Weighted average common shares and common
 equivalent shares outstanding                                  6,039,251   5,911,629
                                                                =========   =========

Primary earnings per share                                          $1.44       $1.26
                                                                 ========    ========

FULLY DILUTED EARNINGS PER SHARE CALCULATION
A.
Weighted average common shares outstanding                      5,651,070   5,538,421
Dilutive effect assuming excercise of certain stock
 options applying the treasury stock method based on
 the greater of year to date average or end of period price       388,181     373,208
                                                                 --------    --------
Weighted average common shares and common
 equivalent shares outstanding                                  6,039,251   5,911,629
                                                                 ========    ========

Fully diluted earnings per share (A)                                $1.44       $1.26
                                                                 ========    ========

B.
Assuming preferred stock converted to common
Vested Preferred shares issued                                    236,015     190,478
Non-vested Preferred shares issued                                559,580     610,392
                                                               ----------  ----------
Total Preferred shares issued                                     795,595     800,870

Vested Preferred shares issued                                    236,015     190,478
Guaranteed floor price for involuntary conversions                $24.375     $24.375
                                                               ----------  ----------
 Subtotal                                                      $5,752,858  $4,642,898
The lower of year to date average or end of period common
 stock price                                                     $24.2500    $20.7500
                                                                 --------    --------
Required common shares to be issued assuming involuntary
 conversion of vested shares at guaranteed floor price            237,231     223,754
Required common shares to be issued assuming voluntary
 conversion of non-vested shares on one-for-one basis             559,580     610,392
Weighted average common shares and common
 equivalent shares outstanding for fully diluted Part A.        6,039,251   5,911,629
                                                               ----------  ----------
Weighted average common shares and common
 equivalent shares outstanding for fully diluted Part B.        6,836,062   6,745,775
                                                               ==========  ==========

Net Income                                                     $9,165,322  $7,942,079
Additional ESOP expense presently funded by preferred dividend   (773,364)   (783,785)
Plus tax benefit on additional ESOP expense                        54,287      44,476
Common stock dividends to reduce ESOP expense                     251,000     250,000
                                                                 --------    --------
Adjusted Net Income                                            $8,697,245  $7,452,770
                                                                =========   =========

Fully diluted earnings per share (B)                                $1.27       $1.10
                                                                 ========    ========

Fully diluted earnings (loss) per share (Lower of (A) or (B))       $1.27       $1.10
                                                                 ========    ========


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